MINERAL PROPERTY OPTION AGREEMENT


                  THIS AGREEMENT dated for reference December 1, 2002.


BETWEEN:

                  RAVEN RESOURCES INC., a body corporate, duly incorporated in the Province of Ontario and having its head office at 52 Riverside Drive, Swastika, Ontario, P0K 1T0;

                  ("RAVEN")

                                                               OF THE FIRST PART

AND:

                  TAMARACK VENTURES INC., a body corporate, duly incorporated under the laws of the State of Nevada and having its head office at 21 Falcon Avenue, Manitouwadge,Ontario,P0T 2C0;

                  ("TAMARACK")

                                                              OF THE SECOND PART

W H E R E A S:

A. RAVEN is the registered and beneficial owner of two mineral property claim groups located in the Percy Lake area, Sault Ste. Marie Mining Division, Ontario, which claim groups are more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Claims");

B. RAVEN has agreed to grant to TAMARACK the sole and exclusive right, privilege and option to explore the Claims together with the sole and exclusive right, privilege and option to purchase the Claims upon the terms and conditions hereinafter set forth;

                  NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                OPTIONOR'S REPRESENTATIONS

1.1               RAVEN represents and warrants to TAMARACK that:

         (a) RAVEN is the registered and beneficial owner of the Claims and holds the right to explore and develop the Claims;

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                                       2

         (b) RAVEN holds the Claims free and clear of all liens, charges and claims of others, and the RAVEN has a free and unimpeded right of access to the Claims and have use of the Claims surface for the herein purposes;

         (c) The Claims have been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Province of Ontario and are in good standing in Ontario as of the date of this Agreement;

         (d) There are no adverse claims or challenges against or to RAVEN's ownership of or title to any of the Claims nor to the knowledge of RAVEN is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof;

         (e) RAVEN has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which RAVEN is a party or by which it is bound or to which it is subject; and

         (f) No proceedings are pending for, and RAVEN is unaware of any basis for, the institution of any proceedings which could lead to the placing of RAVEN in bankruptcy, or in any position similar to bankruptcy.

1.2 The representations and warranties of RAVEN set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which TAMARACK has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claims by TAMARACK.

1.3 RAVEN will jointly indemnify TAMARACK from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by RAVEN and contained in this Agreement.

1.4 RAVEN acknowledges and agrees that TAMARACK has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to TAMARACK shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, TAMARACK may deduct the amount of any such loss or damage from any amounts payable by it to RAVEN hereunder.

2.                TAMARACK'S REPRESENTATIONS

                  TAMARACK warrants and represents to RAVEN that it is a body corporate, duly incorporated under the laws of the State of Nevada with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

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                                       3

3.                GRANT OF OPTION

                  RAVEN hereby gives and grants to TAMARACK the sole and exclusive right and option to acquire a l00% undivided right, title and interest in and to the Claims (the "Option"), subject to a 2% net smelter returns royalty and a 2% gross overriding royalty on diamond production on the Claims as described respectively in Schedules B and C attached to this Agreement, by performing the acts and deeds and paying the sums provided for in paragraph 4.

4.                CONSIDERATION FOR THE GRANT OF OPTION

4.1 In order to keep the Option granted to TAMARACK in respect of the Claims in good standing and in force and effect, TAMARACK shall be obligated to:

                  Share Issuance
                  --------------

         (a) Issue to RAVEN 250,000 shares of common stock in the capital stock of TAMARACK (the "Shares") at a deemed price of $0.001 per share within 90 days following the execution of this agreement.

                  Cash Payment
                  ------------

         (b)      Pay to RAVEN a total of $35,000 as follows:

                  (i)        $2,500 upon  execution of this  Agreement;  (ii) an
                  additional   $12,500  by  December  1,  2004;   and  (iii)  an
                  additional $20,000 by December 1, 2005.

                  Expenditure Commitments
                  -----------------------

         (c) Incur, or cause to be incurred, exploration and development work on the Claims totalling at least $50,000 by December 1, 2005, which work shall be conducted by TAMARACK under the direction of a qualified geologist or project engineer, as follows:

                  (i)     $2,500.00 in expenditures on the Claims by June 1,2003
                           TAMARACK's completion of these expenditures is mandatory;

                  (ii) No less than a further $2,500 of expenditures to be incurred on the Claims by December 1, 2003;

                  (iii) No less than a further $20,000 of expenditures to be incurred on the Claims by December 1, 2004; and

                  (iv) No less than a further $25,000 of expenditures to be incurred on the Claims by December 1, 2005.

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                                       4

Advance Royalty Payments
------------------------

         (d) Pay to RAVEN advance net smelter returns royalty payments on the Claims as follows, subject to a maximum of $10,000 per year:

                           Claim Block 1:            $5,000.00 per year
                           Claim Block 2:            $5,000.00 per year

                  Advance net smelter return royalty payments shall be due on the December 1 each year commencing December 1, 2005, and continuing on December 1 of each calendar year thereafter until this Agreement is terminated. All such advance net smelter returns royalty payments that Tamarack makes to the Optionor shall be fully credited toward any monies due under the provisions of paragraph 10.3.

                  Assessment Work
                  ---------------

         (e) Pay, or cause to be paid, to RAVEN, or on RAVEN's behalf, as TAMARACK may determine, all Claims payments and assessment work required to keep the Claims and this Option in good standing during the term of this Agreement.

4.2              TAMARACK shall distribute all consideration due under paragraph
                 4.1 directly to RAVEN.

5.                RIGHT TO ABANDON PROPERTY INTERESTS

5.1 Should TAMARACK, in its sole discretion, determine that any part of the Claims no longer warrants further exploration and development, then TAMARACK may abandon such interest or interests without affecting its rights or obligations under this Agreement, so long as TAMARACK provides RAVEN with 60 days notice of its intention to do so. Upon receipt of such notice, RAVEN may request TAMARACK to retransfer the title to such interest or interests to them, and TAMARACK hereby agrees to do so, and upon expiry of the 60 days, or upon the earlier transfer thereof, such interests shall cease to be part of the Claims for the purposes of this Agreement.

5.2 Any part of the Claims that TAMARACK returns to RAVEN in accordance with paragraph 5.1 shall have a minimum of one year of assessment work credited against it at the time of return.

6.                TERMINATION OF OPTION

6.1 Subject to paragraph 7.2, the Option shall terminate if TAMARACK fails to make the required share issuances, cash payments, advance royalty payments or, fails to complete the required assessment work and in accordance with paragraph 4.1 herein within the time periods specified therein.

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                                       5

6.2 If TAMARACK shall be in default of any requirement set forth in paragraph 4.1 herein, RAVEN shall give written notice to TAMARACK specifying the default and TAMARACK shall not lose any rights granted under this Agreement, unless within 60 days after the giving of notice of default by RAVEN, TAMARACK has failed to take reasonable steps to cure the default by the appropriate performance.

6.3 If the Option is terminated in accordance with paragraphs 7.1 and 7.2 herein, TAMARACK shall have no interest in or to the Claims, and all share issuances, expenditures and payments made by TAMARACK to or on behalf of RAVEN under this Agreement shall be non-refundable by RAVEN to TAMARACK for which TAMARACK shall have no recourse. Within 60 days of such termination, TAMARACK shall transfer the Claims back to RAVEN, failing which, RAVEN shall have the right to act as attorney for TAMARACK for the purpose of such transfer.

7.                ACQUISITION OF INTERESTS IN THE PROPERTY

                  At such time as TAMARACK has made the required share issuance, cash payment and exploration expenditures in accordance with paragraph 4.1 herein, within the time periods specified therein, then the Option shall be deemed to have been exercised by TAMARACK, and TAMARACK shall have thereby, without any further act, acquired an undivided 100% interest in and to the Claims.

8.                RIGHT OF ENTRY

                  For so long as the Option continues in full force and effect, TAMARACK, its employees, agents, permitted assigns and independent contractors shall have the sole and exclusive right and option to:

         (a)      enter upon the Claims;

         (b)      have exclusive and quiet possession of the Claims;

         (c)      incur expenditures;

         (d) bring upon and erect upon the Claims such mining facilities as TAMARACK may consider advisable; and

         (e) remove from the Claims and sell or otherwise dispose of mineral products.

9.                NET SMELTER RETURNS ROYALTY

9.1 On the date TAMARACK commences commercial production on the Claims, RAVEN shall be entitled to receive and TAMARACK shall pay to the RAVEN 2% of net smelter returns. "Commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

9.2 TAMARACK shall be under no obligation whatsoever to place the Claims into commercial production and in the event they are placed into commercial production, TAMARACK shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

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                                       6

10.               OPERATOR

10.1 After the execution of this Agreement, TAMARACK, or at TAMARACK's option, its respective associate or nominee or such other unrelated entity as it may determine, will act as the operator of the Claims under this Agreement. TAMARACK, if operator, may resign as the operator at any time by giving 60 calendar days prior written notice to RAVEN, and within such 60 day period, TAMARACK may appoint another party who covenants to act as the operator of the Claims upon such terms as TAMARACK sees fit.

10.2 Notwithstanding paragraph 10.1, RAVEN may be requested to conduct and supervise all of TAMARACK's exploration and development work on the Claims and to be compensated at competitive industry rates.

11.               POWER AND AUTHORITY OF THE OPERATOR

11.1 After the execution of this Agreement, the Operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Claims and to determine the manner of operation of the Claims as a mine.

11.2 Where possible, the Operator shall insure that all field work is conducted, and that all assay and work program results are verified, by a third party independent from TAMARACK.

12.               REGISTRATION OF PROPERTY INTERESTS

                  Upon the request of TAMARACK, RAVEN shall assist TAMARACK to record this Agreement with the appropriate mining recorder and, when required, RAVEN shall further provide TAMARACK with such recordable documents as TAMARACK and its counsel shall require to record its due interest in respect of the Claims.

13.               FURTHER ASSURANCES

                  The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

14.               FORCE MAJEURE

                  If TAMARACK is prevented from or delayed in complying with any provisions of this Agreement by reasons of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of TAMARACK, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and TAMARACK, insofar as is possible, shall promptly give written notice to RAVEN of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to RAVEN as soon as such cause ceases to exist.

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                                       7

15.               CONFIDENTIAL INFORMATION

                  No information furnished by TAMARACK to RAVEN hereunder in respect of the activities carried out on the Claims by TAMARACK, or related to the sale of mineral products derived from the Claims, shall be published by RAVEN without the prior written consent of TAMARACK, but such consent in respect of the reporting of factual data shall not be unreasonably withheld. RAVEN shall be entitled to copies of all exploration work and development data that TAMARACK may acquire in conducting work on the Claims, in written and electronic format, to be provided as the data is generated

16.               ENTIRE AGREEMENT

                  This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

17.               NOTICE

17.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, or if mailed by registered mail, in the case of RAVEN addressed to them as follows:

                  Raven Resources Inc.
                  52 Riverside Drive, P.O. Box 148
                  Swastika, Ontario
                  P0K 1T0

                  Attention: Micheal Leahy, President

and in the case of TAMARACK addressed as follows:

                  Tamarack Ventures Inc.
                  21 Falcon Avenue. P.O. Box 1185
                  Manitouwadge, Ontario
                  P0T 2C0

                  Attention: Robert Reukl, President

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed by registered mail, on the fourth business day after the date of mailing thereof.

17.2 Either party hereto may from time to time by notice in writing change its address for the purpose of this section.

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                                       8

18.               OPTION ONLY

                  Until the Option is exercised, this is an option only and except as specifically provided otherwise, nothing herein contained shall be construed as obligating TAMARACK to do any acts or make any payments hereunder and any acts or payments made hereunder shall not be construed as obligating TAMARACK to do any further acts or make any further payments.

19.               RELATIONSHIP OF PARTIES

                  Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party hereto a partner, agent or legal representative of the other party.

20.               TIME OF ESSENCE

                  Time shall be of the essence of this Agreement.

21.               TITLES

                  The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

22.               CURRENCY

                  All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of the United Stares of America.

23.               SEVERABILITY

                  In the event that any of the paragraphs contained in this Agreement, or any portion of thereof, is unenforceable or is declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid paragraph, or portion thereof, shall be severable from the remainder of the Agreement.

24.               APPLICABLE LAW

                  The situs of the Agreement is Manitouwadge, Ontario, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of Ontario.

25.               ENUREMENT

                  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

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                                       9

                  IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.


RAVEN RESOURCES INC.                             TAMARACK VENTURES INC.

 PER: /s/  Micheal Leahy                              PER: /s/ Rob Reukl
------------------------                        ------------------------
Micheal Leahy, President                        Robert Reukl, President


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                                       10

                                  SCHEDULE "A"

              TO THAT CERTAIN AGREEMENT MADE AS OF DECEMBER 1, 2002
             BETWEEN RAVEN RESOURCES INC. AND TAMARACK VENTURES INC.


The Percy Lake claims blocks 1 and 2 consist of a total of thirty two mining claim units located in the Sault Ste. Marie Mining Division, Ontario, Canada with the following record numbers and area:

Block No.                  Claim No.                      Acreage

     1                      SSM 1242615                      640

     2                      SSM 1242616                      640

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                                       11

                                   SCHEDULE B

              TO THAT CERTAIN AGREEMENT MADE AS OF DECEMBER 1, 2002
             BETWEEN RAVEN RESOURCES INC. AND TAMARACK VENTURES INC.

                 DEFINITION OF GROSS OVERRIDING ROYALTY ("GORR")

(All capitalized terms used herein shall have the definitions contained in the Agreement, unless otherwise specified.)

                  Pursuant to the Agreement to which this Appendix is attached, the Optionors are entitled to a royalty (the "GORR") equal to 2% of the Average Appraised Value (as hereinafter defined) of all gem and industrial diamonds recovered, sorted and graded from the Claims (the "Diamonds"), free and clear of all costs of development and operations.

                  "Average Appraised Value" means the average of the valuations in Canadian dollars of the Diamonds determined by two independent graders, one appointed by TAMARACK and one appointed by the RAVEN. Such independent graders shall be duly qualified and accredited, and shall sort, grade and value the Diamonds in accordance with industry standards, having regard to, but without limiting the generality of the foregoing, the commercial demand for the Diamonds. Each independent valuator shall value each particular classification of the Diamonds in accordance with the industry pricebooks, standards and formulas. The parties acknowledge that the intention is that the GORR is to be paid to the RAVEN on this basis, regardless of the price or proceeds actually received by TAMARACK for or in connection with the Diamonds or the manner in which a sale of the Diamonds to a third party is made, and without deduction.

                  TAMARACK will calculate and pay the GORR to the Optionors within 30 days of the end of each calendar quarter, based on all Diamonds from the Property which were graded in such calendar quarter.

                  RAVEN shall not be entitled to participate in the profits or be obligated to share in any losses generated by the Purchaser's actual marketing or sales practices.

                  RAVEN shall also at their election have the right to take their GORR in kind.

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                                       12

                                   SCHEDULE C

              TO THAT CERTAIN AGREEMENT MADE AS OF DECEMBER 1, 2002 BETWEEN RAVEN RESOURCES INC. AND TAMARACK VENTURES INC.

                                               "NET SMELTER RETURNS"

1. In the Agreement, "Net Smelter Returns" means the net amount of money received by TAMARACK for its own account from the sale of ore, or ore concentrates or any other products from the Claims to a smelter or other ore buyer after deduction of smelter and /or refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less any and all transportation costs which may be incurred in connection with the transportation of ore or concentrates.

2. Payment of Net Smelter Returns by TAMARACK to the RAVEN shall be made quarterly within 45 days after the end of each fiscal quarter of TAMARACK and shall be accompanied by unaudited financial statements pertaining to the operations carried out by TAMARACK on the Claims. Within 120 days after the end of each fiscal year of TAMARACK in which Net Smelter Returns are payable to RAVEN, the records relating to the calculation of Net Smelter Returns for such year shall be audited and any resulting adjustments in the payment of Net Smelter Returns payable to RAVEN shall be made forthwith. A copy of the said audit shall be delivered to RAVEN within 30 days of the end of such 120-day period.

3. Each annual audit shall be final and not subject to adjustment unless RAVEN delivers to TAMARACK written exceptions in reasonable detail within one month after RAVEN receives the report. RAVEN, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of TAMARACK related to Net Smelter Returns to determine the accuracy of the report, but shall not have access to any other books and records of TAMARACK. The audit shall be conducted by a chartered or certified public accountant of recognized standing. TAMARACK shall have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of RAVEN's report shall be delivered to TAMARACK and the amount which should have been paid according to RAVEN's report shall be paid forthwith. In the event that the said discrepancy is to the detriment of RAVEN and exceeds 5% of the amount actually paid by TAMARACK, then TAMARACK shall pay the entire cost of the audit.

4. In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by TAMARACK, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that TAMARACK would have incurred if such operations were carried out at facilities not owned or controlled by TAMARACK then offering comparable custom services.

5. RAVEN shall, at their election, have the right to take their Net Smelter Return as it may pertain to precious metals defined as gold and platinum group elements in kind.